UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: CPG Vintage Access Fund VI, LLC

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

125 West 55th Street

New York, New York 10019

Telephone Number (including area code): (212) 317-9200

Name and address of agent for service of process:

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
125 West 55th Street
New York, New York 10019

Copy to:

Stuart H. Coleman, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes        ☒          No        ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 4th day of November, 2022.

CPG Vintage Access Fund VI, LLC

By:	/s/ Mitchell A. Tanzman
	Name:	Mitchell A. Tanzman
	Title:	Authorized Person

Attest:

/s/ Michael Mascis
Name:	Michael Mascis

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